Exhibit 99.3

The Westchester Bank Holding Corporation	REVOCABLE PROXY

This Proxy is solicited on behalf of the Board of Directors of The Westchester Bank Holding Corporation

for the Special Meeting of Stockholders to be held on October 5, 2021.

The undersigned stockholder of The Westchester Bank Holding Corporation, or Westchester, hereby appoints Thomas W. Smith and John M. Tolomer, and each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of Westchester common stock held of record by the undersigned on August 23, 2021, at the Special Meeting of Stockholders, which we refer to as the Westchester special meeting, to be held on October 5, 2021 at 4:00 pm Eastern Time, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Special Meeting of Stockholders and proxy statement/prospectus, dated August 30, 2021, and upon such other matters as may properly come before the Westchester special meeting. Due to the COVID-19 pandemic and in the best interests of public health and the health and safety of our stockholders, employees, and Board of Directors, we are planning to hold the Westchester special meeting virtually via the Internet at https://global.gotomeeting.com/join/842371717. As a result, you will not be able to attend the Westchester special meeting at a physical location.

The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR each of the listed proposals. The proxy holders are each authorized to vote in accordance with the recommendation of the Westchester Board of Directors upon any and all matters that may be properly brought before the Westchester special meeting and at any adjournments or postponements thereof.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE

AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Exhibit 99.3

The Board of Directors unanimously recommends a vote FOR each of Proposals 1 and 2. Please Mark Your Choice Like This in Blue or Black Ink. ☒

1.	To adopt the Agreement and Plan of Merger, dated as of June 29, 2021, by and between Valley National Bancorp, or Valley, and Westchester, pursuant to which, among other things, Westchester will merge with and into Valley, with Valley continuing as the surviving corporation, as more fully described in the proxy statement/prospectus, which we refer to as the merger proposal.

	For	Against	Abstain
	☐	☐	☐
2.	To approve one or more adjournments of the Westchester special meeting, if necessary or appropriate, to solicit additional proxies in favor of adoption of the merger proposal.

	For	Against	Abstain
	☐	☐	☐
Other Matters: The proxy holders are authorized to vote the shares represented hereby in accordance with the recommendation of the Westchester Board of Directors with respect to any other matters properly presented at the Westchester special meeting.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the proxy statement/prospectus dated August 30, 2021.

Signature(s)

Dated: , 2021

Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.

SHARES: